Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 25247.50006/19114078 v3	1133 Avenue of the Americas
New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512
March 17, 2010
Teekay Offshore Partners L.P.
4th floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3 (No. 333-150682) – Prospectus Supplement
Dear Sirs:
We have acted as special counsel for Teekay Offshore Partners L.P., a limited partnership organized under the laws of the Marshall Islands (the “Partnership”), and various of its subsidiaries and affiliates on matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) in connection with the issuance and sale by the Partnership of up to 5,060,000 common units (the “Units”). The Units are being issued and sold by the Partnership pursuant to the Partnership’s Registration Statement on Form F-3 (No. 333-150682), as amended by Amendment No. 1 to Form F-3 (the “Registration Statement”), the preliminary prospectus supplement dated March 16, 2010 to the base prospectus dated May 22, 2008 (the “Preliminary Prospectus”) and the prospectus supplement dated March 17, 2010 to the base prospectus dated May 22, 2008 (the “Prospectus”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement; (ii) the Preliminary Prospectus; (iii) the Prospectus; (iv) the Underwriting Agreement (the “Underwriting Agreement”), dated March 17, 2010, among the Partnership, the representatives of the underwriters named therein, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, Teekay Offshore Operating GP L.L.C., a Marshall Islands limited liability company, and Teekay Offshore Operating L.P., a Marshall Islands limited partnership (collectively with Teekay Offshore GP L.L.C., the Partnership and Teekay Offshore Operating GP L.L.C., the “Teekay Parties”); and (v) such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Teekay Parties.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies, that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, and the completeness of each document submitted to us. In rendering this opinion, we have also assumed that:
(i)	the Underwriting Agreement has been duly and validly authorized, executed and delivered by the parties thereto (other than the Teekay Parties); and
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Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
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Teekay Offshore Partners L.P. March 17, 2010	Page 2
(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.
As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of each of the Teekay Parties contained in the Underwriting Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the facts as set forth in the Preliminary Prospectus and the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be duly authorized, validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP